Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-166315, 333-180368 and 333-183294) of VEON Ltd. of our report dated July 24, 2023 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 20-F.

/s/ M. de Ridder RA
PricewaterhouseCoopers Accountants N.V.
Amsterdam, the Netherlands
July 24, 2023